Consent of Independent Registered Public Accounting Firm

         We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the Registration Statement File No. 333-127445 on Form N-4 (the "Registration Statement") of (1) our report dated March 31, 2005, relating to the financial statements of Separate Account No. 49 of AXA Equitable Life Insurance Company for the year ended December 31, 2004, and (2) our report dated March 31, 2005, relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2004. We also consent to the references to us under the heading "Financial statements" in the Prospectus and "Custodian And Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York,  New York
November 21, 2005